Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Oncocyte Corporation on Form S-1 of our report dated March 24, 2025, with respect to our audits of the consolidated financial statements of Oncocyte Corporation as of December 31, 2024, and 2023 and for the years ended December 31, 2024 and 2023 appearing in the Annual Report on Form 10-K of Oncocyte Corporation for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Cost Mesa, CA

March 28, 2025